Exhibit 99.1

Reynolds American Inc.

P.O. Box 2990

Winston-Salem, NC 27102-2990

Contact:	Investor Relations: Morris Moore (336) 741-3116	Media: Jane Seccombe (336) 741-5068	RAI 2015-28

RAI: Strong key-brand performance

drives higher 3Q15 earnings;

Company tightens full-year earnings guidance

WINSTON-SALEM, N.C. – Oct. 27, 2015

Third Quarter 2015 – At a Glance
•	Reported EPS: Third quarter at $0.46, up 4.5 percent from prior-year quarter; nine months at $2.45, up 99.2 percent

•	Adjusted EPS: Third quarter at $0.55, up 17.0 percent from prior-year quarter; nine months at $1.50, up 18.1 percent

	o	Excludes charges for implementation costs, asset impairment and exit costs and other special items*

•	Other 3Q15 highlights:

	o	Natural American Spirit business outside the U.S. to be sold to Japan Tobacco Group of companies (JT Group)

	o	Vapor technology-sharing term sheet signed with British American Tobacco (Holdings) Limited (BAT)

	o	RAI selected to 2015-2016 Dow Jones Sustainability North America Index

•	R.J. Reynolds Tobacco Company and N.Y. reached October settlement on Non-Participating Manufacturer (NPM) disputed payments

•	RAI tightens 2015 guidance: Adjusted EPS range of $1.94 to $2.00

	o	Excludes the above-referenced items

* Special items are detailed in Schedule 2 and include charges for transaction-related and financing costs for the Lorillard, Inc. (Lorillard) acquisition and related divestiture, Engle progeny cases, and tobacco-related and other litigation, a benefit from the 2003 NPM adjustment claim and a gain on divestiture, as well as a 2014 gain on discontinued operations and a one-time benefit from the NPM Partial Settlement.

All references in this release to “reported” numbers refer to GAAP measurements; all “adjusted” numbers are non-GAAP, as defined in Schedules 2 and 3 of this release, which reconcile reported to adjusted results.

Reynolds American Inc. (NYSE: RAI) today announced third-quarter 2015 reported EPS of $0.46, up 4.5 percent from the prior-year quarter, benefitting from higher cigarette and moist-snuff pricing and volume, as well as the expiration of the federal tobacco-quota buyout.

Adjusted third-quarter EPS was $0.55, up 17.0 percent. Adjusted results exclude charges for implementation costs, and asset impairment and exit costs as detailed in Schedule 2.

For the first nine months of 2015, reported EPS was $2.45, up 99.2 percent from the prior-year period.

Nine-month adjusted EPS was $1.50, up 18.1 percent from the prior-year period. This excludes the above-referenced items, as well as charges for transaction-related and financing costs for the Lorillard acquisition and related divestiture, Engle progeny lawsuits, and tobacco-related and other litigation, and a benefit from the 2003 NPM adjustment claim and a gain on divestiture.

RAI tightened 2015 adjusted EPS guidance to a range of $1.94 to $2.00, up 13 percent to 17 percent from 2014’s adjusted EPS of $1.71. Guidance excludes the above-referenced items.

Third Quarter 2015 Financial Results – Highlights*

(unaudited)

(all dollars in millions, except per-share amounts;

for reconciliations, including GAAP to non-GAAP, see Schedules 2 and 3)

	For the Three Months Ended Sept. 30			For the Nine Months Ended Sept. 30
	2015	2014	% Change	2015	2014	% Change
Net sales	$3,161	$2,240	41.1%	$7,621	$6,337	20.3%

Operating income
Reported (GAAP)	$1,206	$812	48.5%	$6,263	$2,238	179.8%
Adjusted (Non-GAAP)	1,405	852	64.9%	3,181	2,325	36.8%

Net income
Reported (GAAP)	$657	$467	40.7%	$2,974	$1,322	125.0%
Adjusted (Non-GAAP)	781	505	54.7%	1,817	1,365	33.1%

Net income per diluted share
Reported (GAAP)	$0.46	$0.44	4.5%	$2.45	$1.23	99.2%
Adjusted (Non-GAAP)	0.55	0.47	17.0%	1.50	1.27	18.1%

*Includes the Newport brand and excludes the Winston, KOOL and Salem brands for the period June 12, 2015, to Sept. 30, 2015, following the Lorillard acquisition and related divestiture.

MANAGEMENT’S PERSPECTIVE

Overview

“Our operating companies delivered excellent key-brand performance in the third quarter, and that helped drive further gains in Reynolds American’s net sales, earnings and margin,” said Susan M. Cameron, president and chief executive officer of RAI.

“In addition to these strong results, I’m pleased to report that the integration of Newport is going smoothly,” Cameron said. “Even with the route to market restrictions on retail merchandising in place through mid-November, Newport is demonstrating solid marketplace momentum, and R.J. Reynolds’ consumer marketing and sales teams are focused on identifying additional growth opportunities for the brand.”

R.J. Reynolds Vapor Company’s VUSE Digital Vapor Cigarette also performed well in the third quarter and remains the best-selling e-cigarette in the convenience / gas channel. “Four additional styles of VUSE were expanded nationally at the end of September, providing a broader variety of options for adult tobacco consumers,” Cameron said.

Other developments during the quarter include:

•	A definitive agreement to sell the Natural American Spirit business outside the U.S. to JT Group for $5 billion;

•	A vapor technology-sharing and licensing term sheet signed between RAI and BAT;

•	The consolidation of VUSE manufacturing at R.J. Reynolds’ Tobaccoville facility; and,

•	RAI’s selection again to the Dow Jones Sustainability North America Index.

In addition, R.J. Reynolds reached a settlement on Oct. 20 with the state of New York on NPM disputed payments.

“RAI and its operating companies are focused on initiatives across a broad front that are advancing our transforming tobacco strategy while creating additional value for our shareholders,” Cameron said. “There’s still significant work to be done in our integration, but we’re making great progress.”

With a successful third quarter and nine months now behind it, RAI has tightened its adjusted earnings growth for the full year to a range of 13 percent to 17 percent over 2014’s adjusted earnings.

COMBUSTIBLES

Total RAI operating companies’ domestic cigarette volumes increased 29.5 percent in the third quarter, benefitting from the addition of the Newport brand. Industry cigarette volume declined 2.2 percent during the period. When adjusted for wholesale inventory changes, industry shipments were down about 0.8 percent.

Total RAI operating companies’ domestic retail cigarette market share increased 0.3 percentage points to 33.9 percent in the third quarter, and 0.2 percentage points to 33.8 percent for the nine-month period.

RJR Tobacco

RJR Tobacco’s reported third-quarter operating income increased 54.4 percent from the prior-year quarter, to $1.1 billion, benefiting from the addition of the Newport brand, higher cigarette pricing and the expiration of the federal tobacco-quota buyout program last year.

Adjusted third-quarter operating income was $1.2 billion, up 64.6 percent. Adjusted results exclude charges for implementation costs and Engle progeny lawsuits.

This brought the company’s reported nine-month operating income to $2.4 billion, up 26.0 percent from the prior-year period.

Adjusted nine-month operating income was $2.7 billion, up 35.3 percent. Adjusted results exclude the above-referenced items, as well as a benefit from the 2003 NPM adjustment claim and charges for tobacco-related and other litigation.

RJR Tobacco’s adjusted third-quarter operating margin increased 5.1 percentage points from the prior-year quarter, to 46.7 percent, bringing the adjusted nine-month operating margin to 44.3 percent, up 5.1 percentage points.

RJR Tobacco’s retail market share is reflected on a pro-forma basis for the company’s new brand portfolio following the Lorillard acquisition and the divestiture to ITG Brands, LLC (ITG). The company’s total third-quarter cigarette retail market share was down 0.1 percentage points from the prior-year quarter, at 32.0 percent.

The company’s third-quarter cigarette shipments were up 30.2 percent from the prior-year quarter, benefitting from the first full quarter of Newport’s incorporation into the company’s cigarette portfolio.

RJR Tobacco’s performance was driven by its powerful key brands in the third quarter. The combined retail market share of Newport, Camel and Pall Mall increased 0.2 percentage points from the prior-year quarter, to 29.4 percent. These brands now make up about 92 percent of RJR Tobacco’s total cigarette retail market share.

Newport, the nation’s No. 1 menthol brand, demonstrated strong momentum in the third quarter, growing retail market share by 0.5 percentage points from the prior-year quarter, to 13.3 percent. Under terms of the route to market agreement in the consent decree reached with the U.S. Federal Trade Commission, no changes can be made to Newport’s retail merchandising until mid-November, when the company will add the brand to its new retail programs.

RJR Tobacco’s Camel brand delivered steady performance in the quarter, and the company remains focused on building the brand’s equity. Camel maintained its third-quarter cigarette retail market share in line with the prior year quarter, at 8.3 percent.

Pall Mall, the nation’s No. 1 value brand, continued to play a key role in RJR Tobacco’s cigarette portfolio strategy. Pall Mall’s third-quarter retail market share was down 0.3 percentage points from the prior-year quarter, at 7.8 percent, and was flat sequentially. The company continues to focus on balancing share and profitability for the brand.

Santa Fe

Santa Fe delivered another stellar performance, with third-quarter operating income increasing 23.2 percent from the prior-year quarter, to $120 million, benefiting from higher pricing and double-digit volume growth.

For the first nine months, the company’s operating income increased 36.9 percent from the prior-year period, to $337 million.

Santa Fe’s third-quarter operating margin increased 0.7 percentage points from the prior-year quarter, to 55.2 percent, bringing nine-month operating margin to 55.5 percent, up 4.4 percentage points.

Natural American Spirit, the nation’s top-selling super-premium brand, is successfully expanding and broadening awareness and trial beyond its traditional strong presence in western U.S. markets. The brand, which offers distinctive natural tobacco styles, increased third-quarter retail market share by 0.3 percentage points from the prior-year quarter, to 1.9 percent, on volume growth of 19.3 percent.

MOIST SNUFF

American Snuff

American Snuff’s third-quarter operating income increased 3.4 percent from the prior-year quarter, to $121 million, benefitting from higher pricing and volume, which was partially offset by the timing of marketing support activity.

For the first nine months, the company’s operating income rose 12.4 percent, to $369 million.

American Snuff’s third-quarter operating margin remained strong at 57.5 percent, and that brought nine-month operating margin to 58.6 percent, up 2.2 percentage points.

American Snuff’s third-quarter moist-snuff retail market share rose 1.3 percentage points to 33.7 percent, on volume growth of 4.4 percent, which again outpaced industry growth of about 2.5 percent.

American Snuff’s flagship brand, Grizzly, demonstrated continued momentum, with third-quarter retail market share increasing by 1.4 percentage points from the prior-year quarter, to 30.9 percent, on volume growth of 4.6 percent.

Grizzly’s continued strong leadership position in the popular wintergreen style is being supported by its recently expanded Dark Wintergreen, which continues to perform extremely well.

FINANCIAL UPDATE

Reynolds American’s third-quarter reported EPS of $0.46 increased 4.5 percent from the prior-year quarter, benefitting from higher cigarette and moist-snuff pricing and volume, as well as the expiration of the federal tobacco-quota buyout.

Third-quarter adjusted EPS was $0.55, up 17.0 percent. Adjusted EPS excludes charges for implementation costs, and asset impairment and exit costs.

For the first nine months, RAI’s reported EPS was $2.45, up 99.2 percent from the prior-year period. Nine-month adjusted EPS was $1.50, up 18.1 percent from the prior-year period. These adjusted results exclude the above-referenced items, as well as charges for transaction-related and financing costs for the Lorillard acquisition and related divestiture, Engle progeny lawsuits, and tobacco-related and other litigation, and a benefit from the 2003 NPM adjustment claim and a gain on divestiture.

RAI’s third-quarter adjusted operating margin increased 6.4 percentage points, to 44.4 percent.

“The company plans to repay the $450 million of debt that matures on October 30, and our focus remains on deleveraging as quickly and efficiently as possible, while continuing to return excellent value to shareholders,” said Andrew D. Gilchrist, RAI’s chief financial officer. “Our commitment to returning shareholder value is also reflected in the company’s two-for-one stock split on Aug. 31, 2015 — the third two-for-one stock split since the company became publicly traded in 2004 — as well as the 7.5 percent dividend increase in July to an annualized split-adjusted $1.44 per share.

“In addition,” Gilchrist noted, “R.J. Reynolds and Santa Fe reached an Oct. 20 settlement on NPM disputed payments with the state of New York will provide the companies $290 million in MSA credits, plus interest, over the next four years subject to meeting various performance obligations.”

RAI’s long-term debt was $17.0 billion at the end of the quarter, with an average interest rate of 4.5 percent and an average maturity of 12.1 years.

RAI ended the quarter with cash balances of $2.9 billion.

“With a successful nine months behind us and the end of the year in sight, we have tightened our full-year adjusted EPS guidance to a range of $1.94 to $2.00, from a prior range of $1.90 to $2.00,” Gilchrist said.

CONFERENCE CALL WEBCAST TODAY

Reynolds American will webcast a conference call to discuss third-quarter 2015 results at 9:00 a.m. Eastern Time on Oct. 27, 2015. The call will be available live online on a listen-only basis. To register for the call, please go to the Investors Events and Presentations section on our website. A replay of the call will be available on the site. Investors, analysts and members of the news media can also listen to the live call by phone, by dialing (877) 201-0168 (toll free) or (647) 788-4901 (international). Remarks made during the conference call will be current at the time of the call and will not be updated to reflect subsequent material developments. Although news media representatives will not be permitted to ask questions during the call, they are welcome to monitor the remarks on a listen-only basis. Following the call, media representatives may direct inquiries to Jane Seccombe at (336) 741-5068.

WEB DISCLOSURE

RAI’s website, www.reynoldsamerican.com, is the primary source of publicly disclosed news about RAI and its operating companies. We use the website as our primary means of distributing quarterly earnings and other company news. We encourage investors and others to register at www.reynoldsamerican.com to receive alerts when news about the company has been posted.

RISK FACTORS

Statements included in this press release that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this press release, forward-looking statements include, without limitation, statements regarding financial forecasts or projections, and RAI’s and its subsidiaries’ expectations, beliefs, intentions or future strategies that may be signified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. These statements regarding future events or the future performance or results of RAI and its subsidiaries inherently are subject to a variety of risks, contingencies and other uncertainties that could cause actual results, performance or achievements to differ materially from those described in or implied by the forward-looking statements. These risks, contingencies and other uncertainties include:

•	the information appearing under the caption “Risk Factors” included in RAI’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) and in any updates to the risk factors in any quarterly or other report filed by RAI with the SEC subsequent to such Annual Report;

•	the substantial and increasing taxation and regulation of tobacco products, including the regulation of tobacco products by the U.S. Food and Drug Administration (FDA);

•	the effect of adverse governmental developments on RAI’s subsidiaries’ sales of products that contain menthol, including the possibility that the FDA will issue regulations prohibiting menthol, or restricting the use of menthol, in cigarettes;

•	the possibility that the FDA will require the reduction of nicotine levels or the reduction or elimination of other constituents in cigarettes;

•	the adverse effects (including decreased sales and recall costs) arising from an order of the FDA’s Center for Tobacco Products (CTP) (1) finding that a provisional product sold by an RAI operating subsidiary is not substantially equivalent to a predicate product, and (2) as a result, requiring that the provisional product be removed from the market;

•	the possibility that the CTP fails to grant a marketing order allowing an RAI operating subsidiary to launch a new tobacco product or modify an existing product;

•	the adverse effects (including decreased sales, and the incurrence of fines and costs) arising from an FDA enforcement action against Santa Fe Natural Tobacco Company, Inc. for the company’s use of the terms “natural” and “additive free” in the product labeling and/or advertising for NATURAL AMERICAN SPIRIT cigarettes without a modified risk tobacco product authorization order from the agency;

•	the possibility that the FDA will issue regulations extending the FDA’s authority over tobacco products to e-cigarettes, subjecting e-cigarettes to restrictions on, among other things, the manufacturing, marketing and sale of such products;

•	decreased sales resulting from the future issuance of “corrective communications,” required by the order in the U.S. Department of Justice case on five subjects, including smoking and health, and addiction;

•	various legal actions, proceedings and claims relating to the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of tobacco products (including smokeless tobacco products and electronic cigarettes) that are pending or may be instituted against RAI or its subsidiaries;

•	the possibility that reports from the U.S. Surgeon General regarding the negative health consequences associated with cigarette smoking and second-hand smoke may result in additional litigation and/or regulation;

•	the possibility of being required to pay various adverse judgments in the Engle Progeny cases and/or other litigation;

•	the substantial payment obligations with respect to cigarette sales, and the substantial limitations on the advertising and marketing of cigarettes (and of RJR Tobacco’s smoke-free tobacco products) under the Master Settlement Agreement and prior states’ settlement agreements;

•	the possibility that the arbitration award partially resolving disputes relating to the NPM adjustment provision under the Master Settlement Agreement (2003 NPM adjustment) will be vacated or otherwise modified;

•	the possibility that the arbitration award with respect to certain of the states found to be non-diligent in connection with the 2003 NPM adjustment will be vacated or otherwise modified;

•	the continuing decline in volume in the U.S. cigarette industry and RAI’s and its subsidiaries’ dependence on the U.S. cigarette industry and premium and super-premium brands, a dependence that will increase if the proposed sale (Transaction) of the non-United States operations of RAI’s subsidiaries’ NATURAL AMERICAN SPIRIT brand to JT International Holdings BV (Buyer) is completed;

•	concentration of a material amount of sales with a limited number of customers and potential loss of these customers;

•	competition from other manufacturers, including those resulting from industry consolidations or any new entrants in the marketplace;

•	increased promotional activities by competitors, including manufacturers of deep-discount cigarette brands;

•	the success or failure of new product innovations, including the digital vapor cigarette, VUSE;

•	the success or failure of acquisitions or dispositions, which RAI or its subsidiaries may engage in from time to time, including the acquisition of Lorillard (Merger) and the divestiture (Divestiture) of certain brands and other assets to ITG;

•	the responsiveness of both the trade and consumers to new products, marketing strategies and promotional programs;

•	the reliance on outside suppliers to manage certain non-core business processes;

•	the reliance on a limited number of suppliers for certain raw materials;

•	the cost of tobacco leaf, and other raw materials and commodities used in products;

•	the passage of new federal or state legislation or regulations;

•	the effect of market conditions on interest rate risk, foreign currency exchange rate risk and the return on corporate cash, or adverse changes in liquidity in the financial markets;

•	the impairment of goodwill and other intangible assets, including trademarks;

•	the effect of market conditions on the performance of pension assets or any adverse effects of any new legislation or regulations changing pension and postretirement benefits accounting or required pension funding levels;

•	the substantial amount of RAI debt, including the additional debt incurred and assumed in connection with the Merger;

•	the possibility of decreases in the credit ratings assigned to RAI, and to the senior unsecured long-term debt of RAI;

•	the possibility of changes in RAI’s historical dividend policy;

•	the restrictive covenants imposed under RAI’s debt agreements;

•	the possibility of natural or man-made disasters or other disruptions, including disruptions in information technology systems or security breaches, that may adversely affect manufacturing or other operations and other facilities or data;

•	the loss of key personnel or difficulties recruiting and retaining qualified personnel;

•	the inability to adequately protect intellectual property rights;

•	the significant ownership interest in RAI of British American Tobacco p.l.c. (BAT) and its subsidiaries, collectively RAI’s largest beneficial owner, and their rights under the governance agreement among the companies;

•	the potential consequences due to the expiration of the standstill provisions of the governance agreement, and the expiration of RAI’s shareholder rights plan on July 30, 2014;

•	a termination of the governance agreement or certain of its provisions in accordance with its terms, including the limitations on Brown & Williamson Holdings, Inc.’s representation on the RAI board of directors and its committees;

•	the potential for increased competition between RAI and BAT and their respective subsidiaries due to expiration of the non-competition agreement between RAI and BAT on July 30, 2014;

•	additional risks, contingencies and uncertainties associated with the Merger and Divestiture that could result in an adverse effect on the results of operations, cash flows and financial position of RAI and its subsidiaries and/or the failure to realize any anticipated benefits of the Merger and Divestiture to RAI shareholders, including:

o	the effect of the Merger and Divestiture on the ability to maintain business relationships, and on operating results and businesses generally;

o	the reliance of RJR Tobacco on ITG to manufacture Newport on RJR Tobacco’s behalf for a period of time after the Merger and Divestiture;

o	RAI’s obligations to indemnify ITG for specified matters and to retain certain liabilities related to the transferred assets;

o	the failure to realize projected synergies and other benefits from the Merger and Divestiture; and

o	the incurrence of significant post-transaction related costs in connection with the Merger and Divestiture; and

•	additional risks, contingencies and uncertainties associated with the proposed Transaction that could result in the failure of the proposed Transaction to be consummated or, if consummated, could have an adverse effect on the results of operations, cash flows and financial position of RAI and its subsidiaries are the following:

o	the occurrence of any event, change or other circumstances giving rise to the right of a party to terminate the purchase agreement relating to the proposed Transaction and entered into by and among the Buyer, certain RAI subsidiaries and, for certain provisions of the agreement, the Buyer’s parent (JT) and RAI (Purchase Agreement);

o	the failure to obtain necessary regulatory approvals for the proposed Transaction, or if obtained, the possibility of being subjected to conditions as a result of regulatory approval that could reduce the expected benefits of the proposed Transaction, result in a material delay in, or the abandonment of, the proposed Transaction or otherwise have an adverse effect on RAI;

o	the failure to satisfy required closing conditions or complete the proposed Transaction in a timely manner;

o	the effect of restrictions placed on RAI’s and its subsidiaries’ business activities, including restrictions associated with RAI’s agreement not to compete with JT in the business of producing, selling, distributing and developing natural, organic and additive-free combustible tobacco cigarettes and roll your own or make your own tobacco products outside of the United States for a period of five years after the closing, and the limitations put on RAI’s ability to pursue alternatives to the proposed Transaction pursuant to the Purchase Agreement;

o	the possibility of delay or prevention of the proposed Transaction if lawsuits challenging the proposed Transaction are filed against RAI, the members of the RAI board of directors, JT and/or the members of the JT board of directors;

o	RAI’s obligation to indemnify JT for specified matters and to retain certain liabilities related to the acquired business;

o	the incurrence of significant pre-and post-Transaction related costs in connection with the proposed Transaction; and

o	the effect of the announcement of the proposed Transaction on the ability of RAI and its subsidiaries to retain and hire key personnel, maintain business relationships, and on operating results and business generally.

Due to these risks, contingencies and other uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as provided by federal securities laws, RAI is not required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT US

Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; Santa Fe Natural Tobacco Company, Inc.; American Snuff Company, LLC; Niconovum USA, Inc.; Niconovum AB; and R.J. Reynolds Vapor Company.

•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. R.J. Reynolds’ brands include Newport, Camel and Pall Mall.

•	Santa Fe Natural Tobacco Company, Inc. manufactures and markets Natural American Spirit products.

•	American Snuff Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Grizzly and Kodiak.

•	Niconovum USA, Inc. and Niconovum AB market innovative nicotine replacement therapy products in the United States and Sweden, respectively, under the ZONNIC brand name.

•	R.J. Reynolds Vapor Company manufactures and markets VUSE e-cigarettes.

Copies of RAI’s news releases, annual reports, SEC filings and other financial materials, including risk factors containing forward-looking information, are available at www.reynoldsamerican.com. To learn more about how Reynolds American and its operating companies are transforming the tobacco industry, visit Transforming Tobacco.

(financial and volume schedules follow)

Schedule 1

REYNOLDS AMERICAN INC.

Condensed Consolidated Statements of Income - GAAP

(Dollars in Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net sales, external	$3,095	$2,169	$7,419	$6,089
Net sales, related party	66	71	202	248

Net sales	3,161	2,240	7,621	6,337
Cost of products sold	1,404	1,034	3,338	2,923
Selling, general and administrative expenses	453	391	1,415	1,168
Gain on divestiture	(7)	-	(3,506)	-
Amortization expense	6	3	12	8
Asset impairment and exit charges	99	-	99	-

Operating income	1,206	812	6,263	2,238
Interest and debt expense	189	76	385	197
Interest income	(3)	(1)	(4)	(3)
Other (income) expense, net	5	(10)	8	(9)

Income from continuing operations before income taxes	1,015	747	5,874	2,053
Provision for income taxes	358	280	2,900	756

Income from continuing operations	657	467	2,974	1,297
Income from discontinued operations, net of tax	-	-	-	25

Net income	$657	$467	$2,974	$1,322

Basic net income per share:
Income from continuing operations	$0.46	$0.44	$2.46	$1.21
Income from discontinued operations	$-	$-	$-	$0.03

Net Income	$0.46	$0.44	$2.46	$1.24

Diluted net income per share:
Income from continuing operations	$0.46	$0.44	$2.45	$1.21
Income from discontinued operations	$-	$-	$-	$0.02

Net Income	$0.46	$0.44	$2.45	$1.23

Basic weighted average shares, in thousands	1,429,101	1,062,568	1,209,503	1,067,572

Diluted weighted average shares, in thousands	1,432,448	1,065,834	1,212,933	1,071,042

Segment data:
Net sales:
R.J. Reynolds	$2,631	$1,799	$6,115	$5,098
Santa Fe	218	179	607	482
American Snuff	210	202	629	581
All Other	102	60	270	176

	$3,161	$2,240	$7,621	$6,337

Operating income:
R.J. Reynolds	$1,129	$731	$2,444	$1,939
Santa Fe	120	98	337	247
American Snuff	121	117	369	329
All Other	(127)	(88)	(223)	(176)
Gain on Divestiture	7	-	3,506	-
Corporate	(44)	(46)	(170)	(101)

	$1,206	$812	$6,263	$2,238

Supplemental information:
Excise tax expense	$1,220	$962	$3,047	$2,735
Master Settlement Agreement and other state settlement expense	$755	$524	$1,720	$1,436
FDA fees	$52	$32	$125	$99
Federal tobacco buyout expense	$-	$52	$-	$158

Schedule 2

REYNOLDS AMERICAN INC.

Reconciliation of GAAP to Adjusted Results

(Dollars in Millions, Except Per Share Amounts)

(Unaudited)

RAI management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the overall company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics. “Adjusted” (non-GAAP) results are not, and should not be viewed as, substitutes for “reported” (GAAP) results.

	Three Months Ended September 30,
	2015			2014
	Operating Income	Net Income	Diluted EPS	Operating Income	Net Income	Diluted EPS
GAAP results	$1,206	$657	$0.46	$812	$467	$0.44
The GAAP results include the following:
Gain on divestiture	(7)	(7)	-	-	-	-
Implementation costs	93	59	0.04	4	3	-
Asset impairment and exit charges	99	63	0.05	-	-	-
Transaction related costs	-	-	-	23	18	0.01
Financing costs	-	-	-	-	9	0.01
Engle Progeny cases	14	9	-	13	8	0.01

Total adjustments	199	124	0.09	40	38	0.03

Adjusted results	$1,405	$781	$0.55	$852	$505	$0.47

	Nine Months Ended September 30,
	2015			2014
	Operating Income	Net Income	Diluted EPS	Operating Income	Net Income	Diluted EPS
GAAP results	$6,263	$2,974	$2.45	$2,238	$1,322	$1.23
The GAAP results include the following:
Gain on divestiture	(3,506)	(1,473)	(1.21)	-	-	-
2003 NPM Adjustment Claim	(70)	(43)	(0.03)	-	-	-
One-time benefit from the NPM Partial Settlement	-	-	-	(34)	(21)	(0.02)
Implementation costs	197	125	0.10	12	8	0.01
Transaction related costs	54	43	0.04	23	18	0.01
Tobacco Related and Other Litigation	19	11	0.01	2	1	-
Financing costs	-	38	0.03	-	9	0.01
Engle Progeny cases	125	79	0.06	84	53	0.05
Gain on discontinued operations	-	-	-	-	(25)	(0.02)
Asset impairment and exit charges	99	63	0.05	-	-	-

Total adjustments	(3,082)	(1,157)	(0.95)	87	43	0.04

Adjusted results	$3,181	$1,817	$1.50	$2,325	$1,365	$1.27

Condensed Consolidated Balance Sheets

(Dollars in Millions)

(Unaudited)

	Sept 30,	Dec. 31,
	2015	2014
Assets
Cash and cash equivalents	$2,920	$966
Other current assets	3,503	2,357
Trademarks and other intangible assets, net	29,473	2,421
Goodwill	16,223	8,016
Other noncurrent assets	1,655	1,436

	$53,774	$15,196

Liabilities and shareholders’ equity
Tobacco settlement accruals	$2,687	$1,819
Other current liabilities	2,991	1,725
Long-term debt (less current maturities)	16,972	4,633
Deferred income taxes, net	10,224	383
Long-term retirement benefits (less current portion)	2,212	1,997
Other noncurrent liabilities	211	117
Shareholders’ equity	18,477	4,522

	$53,774	$15,196

Schedule 3

REYNOLDS AMERICAN INC.

Reconciliation of GAAP to Adjusted Operating Income by Segment

(Dollars in Millions)

(Unaudited)

The R.J. Reynolds segment consists of the primary operations of R.J. Reynolds Tobacco Company, the second-largest tobacco company in the United States and which also manages a contract manufacturing business.

The American Snuff segment consists of the primary operations of American Snuff Company, LLC, the second-largest smokeless tobacco products manufacturer in the United States.

The Santa Fe segment consists of the primary operations of Santa Fe Natural Tobacco Company, Inc., which manufactures Natural American Spirit cigarettes and other additive-free tobacco products.

Management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics.

	Three Months Ended September 30,
	2015			2014
	R.J. Reynolds	Santa Fe	American Snuff	R.J. Reynolds	Santa Fe	American Snuff

GAAP operating income	$1,129	$120	$121	$731	$98	$117

The GAAP results include the following:
Engle Progeny cases	14	-	-	13	-	-
Implementation costs (2)	86	-	-	4	-	-

Total adjustments (3); (4); (5)	100	-	-	17	-	-

Adjusted operating income	$1,229	$120	$121	$748	$98	$117

	Nine Months Ended September 30,
	2015			2014
	R.J. Reynolds	Santa Fe	American Snuff	R.J. Reynolds	Santa Fe	American Snuff

GAAP operating income	$2,444	$337	$369	$1,939	$247	$329

The GAAP results include the following:
2003 NPM Adjustment Claim	(70)	-	-	-	-	-
One-time benefit from the NPM Partial Settlement	-	-	-	(34)	-	-
Engle Progeny cases	125	-	-	84	-	-
Tobacco Related and Other Litigation	19	-	-	-	-	-
Implementation costs (2)	188	-	-	12	-	-

Total adjustments (1); (3); (4); (5)	262	-	-	62	-	-

Adjusted operating income	$2,706	$337	$369	$2,001	$247	$329

(1)	For the nine ended months Sept 30, 2015, RAI and its operating companies recorded aggregate transaction related cost adjustments of $54 million which are included in corporate costs.
(2)	For the three and nine months ended Sept 30, 2015 RAI and its operating companies recorded aggregate implementation cost adjustments of $93 million and $197 million, respectively, including $7 million and $9 million, respectively, in the corporate and all other segment.
(3)	For the three and nine months ended September 30, 2015, RAI and its operating companies recorded aggregate adjustments of $99 million in asset impairment and exit charges which are included in all other segment.
(4)	For the nine months ended Sept 30, 2014, RAI and its operating companies recorded aggregate adjustments of $2 million in tobacco related and other litigation charges which is included in corporate costs.
(5)	For the three and nine months ended September 30, 2014, RAI and its operating companies recorded aggregate adjustments of $23 million in transaction related costs which are included in corporate costs.

Schedule 4

RAI OPERATING COMPANIES’ CIGARETTE VOLUMES AND RETAIL SHARE OF MARKET

VOLUME (in billions):	Three Months Ended				Nine Months Ended
	September 30,		Change		September 30,		Change
R.J. Reynolds domestic	2015	2014	Units	%	2015	2014	Units	%
Newport	8.8	0.0	8.8	NM	10.3	0.0	10.3	NM
Camel	5.5	5.7	(0.2)	-3.2%	15.8	15.8	(0.0)	-0.1%
Pall Mall	5.1	5.5	(0.4)	-6.9%	15.0	15.6	(0.5)	-3.4%

Total growth brands	19.4	11.1	8.3	74.3%	41.1	31.4	9.7	31.0%

Other	1.7	5.0	(3.4)	-67.0%	10.2	14.7	(4.5)	-30.6%

Total R.J. Reynolds domestic	21.1	16.2	4.9	30.2%	51.3	46.1	5.2	11.3%

Santa Fe domestic
Natural American Spirit	1.3	1.1	0.2	19.3%	3.5	2.9	0.7	22.5%

Total RAI operating companies	22.3	17.2	5.1	29.5%	54.9	49.0	5.9	12.0%

Total R.J. Reynolds domestic:
Total premium	14.8	9.4	5.3	56.4%	32.9	26.8	6.1	22.7%
Total value	6.3	6.7	(0.4)	-6.5%	18.5	19.3	(0.9)	-4.4%
Premium/total mix	70.1%	58.3%	11.7%		64.1%	58.1%	5.9%

Industry	69.1	70.7	(1.6)	-2.2%	199.2	199.2	(0.0)	0.0%
Premium	49.8	50.0	(0.1)	-0.3%	143.8	142.0	1.8	1.2%
Value	19.3	20.7	(1.4)	-6.8%	55.4	57.2	(1.8)	-3.1%
Premium/total mix	72.1%	70.7%	1.4%		72.2%	71.3%	0.9%

RETAIL SHARE OF MARKET*:	Three Months Ended September 30,				Nine Months Ended September 30,
R.J. Reynolds domestic:	2015	2014	Change		2015	2014	Change
Newport	13.3%	12.9%	0.5		13.3%	12.9%	0.4
Camel	8.3%	8.3%	0.0		8.3%	8.2%	0.0
Pall Mall	7.8%	8.1%	(0.3)		7.8%	8.1%	(0.3)

Total growth brands	29.4%	29.2%	0.2		29.4%	29.3%	0.1

Other	2.5%	2.8%	(0.3)		2.6%	2.9%	(0.3)

Total R.J. Reynolds domestic	32.0%	32.1%	(0.1)		32.0%	32.2%	(0.2)

Santa Fe domestic
Natural American Spirit	1.9%	1.6%	0.3		1.8%	1.5%	0.3

Total RAI operating companies	33.9%	33.7%	0.3		33.8%	33.7%	0.2

Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.

*	RJR Tobacco and Santa Fe are now reporting market share information based on shipments to retail (STR) data, instead of information based on sampling of retail cigarette sales, referred to as retail scan data. Management believes that STR data provides a more complete indicator of the performance of RJR Tobacco and Santa Fe’s brands as well as overall market trends, than retail scan data. All share information has been restated to reflect STR data. You should not rely on the STR data reported by MSAi as being a precise measurement of actual market share as the shipments to retail do not reflect actual consumer sales and do not track all volume and trade channels. Accordingly, the STR data in the U.S. cigarette market of RJR Tobacco and Santa Fe and their brands may overstate or understate their actual market share. Moreover, you should be aware that in a product market experiencing overall declining consumption, a particular product can experience increasing market share relative to competing products, yet still be subject to declining consumption volumes.

*	Market share information is included for RJR Tobacco and Santa Fe to provide enhanced analysis of their brands performance. For brands that were acquired in the Lorillard Merger, share information is displayed as if the brands were part of the portfolio for all time periods shown. Brands that were part of the Divestiture to ITG Brands have been removed for all presented time periods. Accordingly, these pro forma results are presented for informational purposes only and are not necessarily indicative of what the actual results of operations of the combined company would have been if the Merger and Divestiture had occurred at the beginning of the periods presented, nor are they indicative of future results of operations.

Schedule 5

AMERICAN SNUFF MOIST-SNUFF VOLUMES

AND RETAIL SHARE OF MARKET

VOLUME (in millions of cans):

	Three Months Ended				Nine Months Ended
	September 30,		Change		September 30,		Change
	2015	2014	Units	%	2015	2014	Units	%

Grizzly	113.7	108.7	5.0	4.6%	338.0	324.6	13.4	4.1%
Other	11.6	11.3	0.3	2.4%	33.3	33.6	(0.3)	-0.8%

Total moist snuff cans	125.3	120.1	5.2	4.4%	371.3	358.2	13.1	3.7%

RETAIL SHARE OF MARKET*:

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2015	2014	Change		2015	2014	Change

Grizzly	30.9%	29.5%	1.4		30.7%	30.0%	0.7
Other	2.8%	2.8%	(0.1)		2.8%	2.9%	(0.1)

Total retail share of market	33.7%	32.4%	1.3		33.5%	32.9%	0.6

Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.

*	American Snuff is now reporting market share information based on shipments to retail (STR) data, instead of information based on sampling of retail moist snuff sales, referred to as retail scan data. Management believes that STR data provides a more complete indicator of the performance of American Snuff’s brands as well as overall market trends, than retail scan data. All share information has been restated to reflect STR data. You should not rely on the STR data reported by MSAi as being a precise measurement of actual market share as the shipments to retail do not reflect actual consumer sales and do not track all volume and trade channels. Accordingly, the STR data in the U.S. moist snuff market of American Snuff and it’s brands may overstate or understate their actual market share.